Amendment #2 to 1994 Stock Incentive Plan
                             (adopted April 9, 1996)


         RESOLVED, that pursuant to the recommendation of the Compensation and Personnel Committee and subject to shareholder approval, Section 4 of the Company's 1994 Stock Incentive Plan at the 1996 annual meeting, as adopted February 15, 1994 and amended February 10, 1995 (the "Plan"), shall be amended to increase the number of shares issuable under the Plan by 3,000,000 shares and to increase the per employee limit on annual grants under the Plan, such amendments to be accomplished by deleting the first two sentences of Section 4 and replacing them with the following:

                  "Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of five million five hundred thousand (5,500,000) shares of Company Stock, which shall be authorized, but unissued shares. No more than one million five hundred thousand (1,500,000) shares may be allocated to the Incentive Awards that are granted to any one employee during any single calendar year."


         RESOLVED, that the Plan shall be amended to correct the definition of "Fair Market Value" appearing in Section 2(k) of the Plan to read as follows:

                  "Fair Market Value" means, for any given date, the fair market value of the Company Stock as of such date, as determined by the Committee based on the then prevailing prices of the Company Stock on the exchange on which it generally has the greatest trading volume.


         RESOLVED, that pursuant to the recommendation of the Compensation and Personnel Committee and subject to shareholder approval at the 1996 annual meeting, Section 10 of the Plan shall be amended to provide for the transferability of options under certain circumstances, such amendment to be accomplished by deleting Section 10 and replacing it with the following:

                  "10. Nontransferability of Incentive Awards. Incentive Awards shall not be transferrable unless so provided in the award agreement or an amendment to the award agreement. Options and Stock Appreciation Rights which are intended to be exempt under Rule 16b-3 (to the extent required by Rule 16b-3 at the time of grant or amendment of the award agreement), by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for transferability of particular Incentive Awards so long as such transferability will not disqualify the exemption under Rule 16b-3 for other Incentive Awards."